Exhibit 4.1
AMENDMENT
TO
RIGHTS AGREEMENT
This AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is entered into as of the 14th day of March, 2007, between PHH Corporation, a Maryland corporation (the “Company”), and The Bank of New York, a New York banking corporation, (the “Rights Agent”). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement (as defined below).
RECITALS
     WHEREAS, pursuant to that certain Rights Agreement dated as of January 28, 2005 between the Company and The Bank of New York (the “Rights Agreement”), the Board of Directors of the Company (the “Board”) on January 27, 2005 (i) authorized and declared a dividend distribution of one right (a “Right”) for each share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) outstanding immediately following the distribution on January 31, 2005 by Cendant Corporation (“Cendant”) to its stockholders of all the outstanding shares of Common Stock, each Right representing the right to purchase one one-hundredth (0.01) of a share of Series A Junior Participating Preferred Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are defined in the Rights Agreement) and in certain circumstances after the Distribution Date;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date, the Company may amend any provision of the Rights Agreement;
     WHEREAS, to the knowledge of the Board, there has been no occurrence of the Distribution Date;
     WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of March 14, 2007 (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), by and among the Company and General Electric Capital Corporation, a Delaware corporation (the “Parent”), and Jade Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Parent (the “Merger Sub”) providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Maryland General Corporation Law, as amended, with the Company continuing as the surviving corporation;
     WHEREAS, the Board has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are in the best interests of the Company and its stockholders;

     WHEREAS, the Board has determined, in connection with its contemplation of the Merger Agreement, that an amendment to the Rights Agreement as set forth herein is necessary and desirable to exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, as set forth in this Amendment;
     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein;
     WHEREAS, the Company has delivered an appropriate certificate as described in Section 27 of the Rights Agreement to the Rights Agent;
     WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
     NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:
     1. Amendments to Section 1.
          (a) Section 1(a) of the Rights Agreement relating to the definition of an “Acquiring Person” is hereby amended to read in its entirety as follows:
“Acquiring Person” shall mean any Person who or which together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who or which, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period, or (vi) each of Acquiror and Merger Sub and each of their Affiliates and Associates shall not be or become an “Acquiring Person” as the result of the approval, execution and delivery of, or performance of the transactions set forth in, or contemplated by, the Merger Agreement, the consummation of the Merger, or any action taken by the Board of Directors of the Company or any committee thereof relating to the Merger (as defined in the Merger Agreement) or any public announcement relating to the Merger. Notwithstanding anything to the contrary contained anywhere in this Agreement, in no event shall Cendant or any Affiliate of Cendant be deemed to be an Acquiring Person solely as a result of their beneficial ownership of any shares of Common Stock at any time prior to the Record Date”
          (b) Section 1(d) of the Rights Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof:
“Notwithstanding anything contained in this Agreement to the contrary, neither Acquiror and Merger Sub nor any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, nor to beneficially own, any shares of Common Stock solely by virtue of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement.”
          (c) Section 1 of the Rights Agreement is further amended by adding the following at the end thereof:
“(hh) The following additional terms have the meanings indicated:
“Acquiror” shall mean General Electric Capital Corporation, a Delaware corporation.
“Merger” shall mean the merger of Merger Sub with and into the Company in accordance with the Maryland General Corporation

Law, as amended, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement.
“Merger Agreement” shall mean the Agreement and Plan of Merger, to be entered into by and among the Company, Acquiror and Merger Sub providing for the merger of the Merger Sub with and into the Company.
“Merger Sub” shall mean Jade Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Acquiror.”
     2. Expiration Date.
          Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23 and Section 24(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or following the occurrence of a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on January 31, 2015 (such time and date, as it may be extended by the Board, the “Final Expiration Date”), (ii) the time at which all of the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof, respectively or (iii) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”).”
     3. New Section 34.
          The following is added as a new Section 34 to the Rights Agreement:
          “Section 34. Acquiror, Merger Sub, Merger, etc.
     Notwithstanding anything in this Agreement to the contrary, none of the approval, execution delivery or performance of the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger and the consummation thereof, shall cause (i) Acquiror, Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine, or (iv) a Triggering Event.”
     4. New Section 35.
          The following is added as a new Section 35 to the Rights Agreement:
     “Section 35. Termination Upon Expiration Date.
     Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action, this Agreement, the Rights, and the right to exercise the Rights provided for hereunder shall terminate and be of no further force void.”
     5. Severability.
          If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     6. Governing Law.
          This Amendment shall be deemed to be a contract made under the laws of the State of Maryland (excluding the choice of law provisions) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
     8. Counterparts.
          This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     9. Effect of Amendment.
          Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		PHH CORPORATION

/s/ Ronald O. Whitford, Jr.	By:	/s/ William F. Brown

Ronald O. Whitford, Jr.		William F. Brown
Vice President and Assistance Secretary		Senior Vice President, General Counsel and
Corporate Secretary

Attest:		THE BANK OF NEW YORK

/s/ Raymond Poplasky	By:	/s/ John I. Sivertsen

Raymond Poplasky		John I. Sivertsen
Assistant Vice President		Vice President